                                                                    Exhibit 21.1


                         Subsidiaries of the Registrant

      Entity Name                                       Jurisdiction

Netgear International, Inc.                               Delaware
Netgear Deutschland GmbH*                                 Germany

* Netgear Deutschland GmbH is a wholly-owned subsidiary of Netgear International, Inc. and an indirect subsidiary of NETGEAR, Inc.